Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
MAY 3, 2006	Nasdaq: UAPH

UAP HOLDING CORP. ANNOUNCES STRONG REVENUE AND EARNINGS GROWTH

FOR FISCAL 2006

Fiscal 2006 Selected Highlights:

•	Company increased revenue nearly 9 percent to over $2.7 billion with increases across all product categories

•	Private label revenue increased to 14.3 percent of total seed and chemical sales, from 13.3 percent in the previous year

•	Company reported earnings of $1.27 per diluted share

•	Ongoing earnings per diluted share[1] increased over 25 percent to $1.29

•	Company announced its intention to refinance its debt

•	Company provides an earnings guidance range for fiscal 2007 of $1.40 to $1.50 per diluted share, excluding any one-time charges, after giving effect to refinancing the debt

GREELEY, Colo. – May 3, 2006 – UAP Holding Corp. (Nasdaq: UAPH), the largest independent distributor of agricultural inputs and professional non-crop products in the United States and Canada, today announced financial results for its fiscal 2006 full-year and fourth quarter, which ended February 26, 2006.

Net sales for fiscal 2006 increased to $2,728 million vs. net sales of $2,507 million for fiscal year 2005:

•	Chemical revenue grew over 3 percent to $1,634 million from $1,581 million in fiscal 2005. The increase was due to gains in the Midwest, Texas, the Midsouth, and the Southeast, which helped to overcome lower non-crop sales and slightly lower chemical toll manufacturing revenue. Insecticide and fungicide treatments were up compared to last year due to an increase in disease and insect infestations. Also, we now bill directly the Monsanto bulk herbicide business, which during the first two quarters of fiscal 2005, was commissioned agent transactions.

•	Sales of fertilizer rose 21 percent to $682 million from $565 million in fiscal 2005. The increase was due to higher pricing on slightly higher volumes compared with last year. Higher volumes were due to wet weather in the prior year which delayed the timing of the fall fertilizer applications from the fall and winter of fiscal 2005 into early fiscal 2006.

•	Seed revenue grew over 15 percent to $349 million from $303 million in fiscal 2005. The revenue growth was due to volume growth on both third party and proprietary brands and higher prices due to increased sales of seed with enhanced traits. Volume gains were achieved in both corn and cotton.

Gross profit for fiscal 2006 increased to $390 million from $334 million for fiscal 2005. The increase in gross profit and gross margin percentage was due to improved gross margins in chemical, seed, fertilizer, application, and other categories. Gross profit for the fiscal 2006 period was also comparatively higher due to a $17.4 million adjustment to the fair market value of inventory sold during fiscal 2005 related to purchase accounting for the company’s November 2003 acquisition of United Agri Products, Inc.

Ongoing net income1 for fiscal 2006 was $67.4 million, or $1.29 per diluted share, up from fiscal 2005 ongoing net income of $51.1 million, or $1.03 per diluted share. The reconciliation of ongoing net income and earnings per share are provided in the attached financial tables.

“We increased revenue nearly nine percent for the year, which is well above the forecasted USDA increase for the market segments in which we participate” said L. Kenny Cordell, UAP Holding Corp.’s president and chief executive officer. “Clearly we gained market share from our competitors in all areas of our business. Our focused approach to bring greater value to our customers is clearly paying off.”

David W. Bullock, UAP Holding Corp.’s chief financial officer added, “We were able to reduce average trade working capital to 11.9 percent of net sales down from 14.2 percent in fiscal 2005. Additionally, we are tendering for our long-term notes and refinancing our debt in order to lower our interest costs and also to give us increased flexibility in our capital structure.”

Fourth Quarter Results

Fiscal fourth quarter 2006 net sales were $290 million compared to $277 million for fiscal fourth quarter 2005.

Gross profit for the fiscal fourth quarter 2006 was $60.5 million compared with $74.2 million for the same period a year earlier. The decrease in the fourth quarter gross profit was due to a shift in chemical rebate income that was recorded in the third quarter. During the third quarter of fiscal 2006, we achieved several crop year program goals with our major chemical vendors. This, along with other factors, allowed us to increase our rebate income accrual in the third quarter of fiscal year 2006 by an estimated amount of $19.8 million compared to the same period last year, the majority of which would have occurred in our fourth quarter.

The company reported fiscal fourth quarter 2006 ongoing net income1 of $3.4 million, or $0.07 per diluted share, compared to the fiscal fourth quarter of 2005 with ongoing net income of $16.7 million, or $0.32 per diluted share.

UAP Holding Corp. Revenue Breakout

Net Sales (millions)	Q4 2006	Q4 2005	% Chg	FY 2006	FY 2005	% Chg
Chemical	$159.6	164.2	(3)%	$1,633.9	$1,580.8	3%
Fertilizer	86.0	70.9	21%	682.1	565.3	21%
Seed	35.4	28.4	25%	349.3	302.9	15%
Other	9.3	13.6	(32)%	62.5	57.7	8%

Total	$290.3	$277.1	5%	$2,727.8	$2,506.7	9%

Debt Refinancing

Earlier today the company announced its intention to make a tender offer and consent solicitation for the 8  1/4% Senior Notes and the 10  3/4% Senior Discount Notes; replace its existing $500 million revolving credit facility with a new $675 million revolving credit facility; and enter into a new senior secured term loan facility for $175 million.

The company anticipates lower interest expense, resulting in a savings of approximately $0.07 per diluted share for the remainder of fiscal 2007, upon successful completion of the tender offers by June 1, 2006. On a full-year basis, the company anticipates interest savings of approximately $0.10 per diluted share. The company expects to incur losses on debt extinguishment of approximately $30 million after tax, or $0.56 per diluted share, reflecting the tender premiums, the write-off of unamortized debt issuance costs, miscellaneous fees and expenses associated with the tender offers.

Fiscal 2007 Earnings Per Share Guidance

Management currently expects the company will report ongoing earnings in the range of $1.40 to $1.50 per fully diluted share for fiscal 2007, excluding any one-time charges. This range reflects interest savings of $0.07 per diluted share for the remainder of 2007, but excludes the debt extinguishment charges of approximately $0.56 per diluted share.

Conference Call Information

The company will hold a conference call to discuss fiscal 2006 results at 5:00 EDT this afternoon. The call will be web cast live over the Internet from the company’s web site at www.uap.com under “Investor Information.” Participants should follow the instructions provided on the web site for downloading and installing the necessary audio applications. The conference also is available by dialing 800-289-0494 (domestic) or 913-981-5520 (international) and specifying that they are joining the UAP Holding Corp. conference call.

Following the live conference call, a replay will be available on the company’s web site. A telephonic replay will also be available one hour after the call and can be accessed by dialing 888-203-1112 (domestic) or 719-457-0820 (international) and entering pass code 9664935. The telephonic replay will be available for seven days.

About the company

UAP Holding Corp. is the holding company of United Agri Products, Inc., the largest independent distributor of agricultural inputs and professional non-crop products in the United States and Canada. United Agri Products, Inc. markets a comprehensive line of products, including chemical, seed, and fertilizer, to growers and regional dealers. United Agri Products also provides a broad array of value-added services, including crop management, biotechnology advisory services, custom blending, inventory management, and custom applications of crop inputs. United Agri Products maintains a comprehensive network of approximately 340 distribution and storage facilities and three formulation and blending plants, strategically located throughout the United States and Canada. Additional information can be found on the company’s website, located at www.uap.com.

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995

This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, discussions regarding industry outlook, the company’s expectations regarding the performance of its business including the fiscal 2007 earnings per share guidance, its liquidity and capital resources, the other non-historical statements in the discussion and analysis and the ability to consummate the tender offer and consent solicitation described above and the amendment of the revolving credit facility and entry into a new term loan facility as described above. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this release, the words “believe,” “anticipate,” “estimate,” “expect,” “intend” and similar expressions are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. In particular, the company cannot assure you that the proposed transactions described above will be consummated on the terms currently contemplated by the company, if at all, or that the notes tendered in the tender offers and consent solicitations described above will be accepted for purchase. These statements are subject to certain risks, uncertainties and assumptions, including risks related to the seasonality of the company’s business and weather conditions in its markets, its substantial leverage and restrictions contained in its debt agreements, the possibility of liability for pollution and other damage that is not covered by insurance or that exceeds its insurance coverage, its dependence on rebate programs, and other risks identified and discussed under the caption “Risk Factors” in the company’s Registration Statement on Form S-3 (File No. 333-131080) declared effective by the Securities and Exchange Commission on March 1, 2006 and in the other documents the company files with the Securities and Exchange Commission from time to time.

Financial Tables Follow

UAP HOLDING CORP.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

(unaudited)

	UAP Holding Corp.
	February 26, 2006	February 27, 2005
ASSETS
Current assets:
Cash and cash equivalents	$79,168	$48,204
Receivables, less allowance for doubtful accounts of $12,770 and $13,749	288,879	234,824
Inventories	730,771	697,134
Deferred income taxes	21,168	17,263
Vendor prepay	69,841	149,010
Other current assets	16,123	8,753

Total current assets	1,205,950	1,155,188
Property, plant and equipment	114,991	104,745
Less accumulated depreciation	(24,676)	(15,080)

Property, plant and equipment, net	90,315	89,665
Goodwill	27,167	34,645
Intangible assets, net	26,121	25,894
Deferred income taxes	9,951	6,967
Debt issue costs, net	17,155	20,259
Investment in unconsolidated affiliates	4,166	4,071
Other assets	1,085	653

Total assets	$1,381,910	$1,337,342

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$—	$55
Accounts payable	819,071	822,867
Other accrued liabilities	73,962	72,164
Income taxes payable	—	3,252
Deferred income taxes	1,433	108

Total current liabilities	894,466	898,446
Long-term debt	306,339	295,948
Other non-current liabilities	1,890	2,871
Deferred income taxes	19,476	23,590
Commitments and contingencies
Stockholders’ equity:
Common stock, $.001 par value, 90,000,000 shares authorized, 50,814,430 and 50,431,872 issued and outstanding, respectively	51	50
Management stock—rabbi trust	3,956	4,819
Additional paid-in capital	117,392	109,863
Retained (deficit) earnings	32,606	(1,535)
Accumulated other comprehensive income	5,734	3,290

Stockholders’ equity	159,739	116,487

Total liabilities and stockholders’ equity	$1,381,910	$1,337,342

UAP HOLDING CORP.

CONSOLIDATED STATEMENT OF EARNINGS

(dollars in thousands except earnings per share amounts)

(unaudited)

	Thirteen Weeks Ended February 26, 2006	Thirteen Weeks Ended February 27, 2005	Fiscal Year Ended February 26, 2006	Fiscal Year Ended February 27, 2005
Net sales	$290,331	$277,103	$2,727,789	$2,506,730

Costs and expenses:
Cost of goods sold	229,819	202,947	2,337,710	2,172,496

Gross profit	60,512	74,156	390,079	334,234
Selling, general and administrative expenses	56,661	48,405	273,023	255,983
(Gain) loss on sale of assets	225	(487)	(1,307)	(1,110)
Restructuring Costs	146	46	1,606	903
Royalties, service charges and other (income) and expenses	(8,688)	(7,805)	(29,427)	(26,652)

Operating income	12,168	33,997	146,184	105,110
Third party interest expense	9,161	9,835	37,340	43,601
Finance Related and Other Charges	330	5,409	330	17,062

Income from continuing operations before income taxes	2,677	18,753	108,514	44,447
Income tax expense (benefit)	(353)	6,337	42,137	15,635

Net income	$3,030	$12,416	$66,377	$28,812

Earnings per share:
Basic	$0.06	$0.25	$1.31	$0.60
Diluted	$0.06	$0.24	$1.27	$0.58

Weighted average shares outstanding:
Basic	50,629,432	50,389,350	50,494,690	48,041,306
Diluted	52,332,327	52,081,256	52,252,512	49,734,144

UAP HOLDING CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

(unaudited)

	UAP Holding Corp.
	Fiscal Year Ended February 26, 2006	Fiscal Year Ended February 27, 2005
Operations
Net Income	$66,377	$28,812
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	11,043	12,553
Amortization of intangibles	1,360	1,749
Amortization of debt issuance costs	4,400	5,424
Accretion of discount on notes	10,392	8,878
Gain on sales of fixed assets	(1,307)	(1,110)
Equity in earnings of unconsolidated affiliates	(95)	(113)
Stock compensation	792	—
Deferred taxes	(9,678)	11,243
Stock and stock option income tax benefits	4,866	3,413
Change in operating assets and liabilities:
Receivables	(53,070)	(63,519)
Inventories	(36,473)	(54,612)
Vendor prepay	79,169	(91,061)
Other current and noncurrent assets	7,859	14,086
Accounts payable, accrued liabilities and noncurrent liabilities	(23,558)	122,839

Net cash provided by (used for) operations	62,077	(1,418)

Investing
Acquisition payment to ConAgra Foods, Inc.	—	(58,236)
Additions to property, plant and equipment	(16,246)	(14,934)
Proceeds from sales of assets	2,354	4,489
Other investing activity	(1,350)	—

Net cash used for investing	(15,242)	(68,681)

Financing
Checks not yet presented	5,999	—
Net borrowings of revolving line of credit	(55)	55
Debt issuance costs	(1,297)	(2,015)
Long-term debt redemption	—	(21,500)
Series A preferred stock redemption	—	(34,620)
Proceeds from sales of common stock offering, net of costs	—	43,144
Proceeds from exercise of stock options	1,008	150
Common stock dividend	(22,708)	(40,000)

Net cash used for financing	(17,053)	(54,786)

Net change in cash and equivalents	29,782	(124,885)
Net effect of exchange rates on cash and equivalents	1,182	442

Net change in cash and cash equivalents	30,964	(124,443)
Cash and cash equivalents at beginning of period	48,204	172,647

Cash and cash equivalents at end of period	$79,168	$48,204

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$24,825	$31,837
Cash paid during the year for income taxes	$41,178	$18,670
Dividends declared but not yet paid	$9,528	$—

Reconciliations of Non GAAP Financial Measures to GAAP Financial Measures

The following table reconciles the differences between net income and earnings per share as determined under United States of America generally accepted accounting principles (GAAP) and ongoing net income and earnings per share:

UAP Holding Corp.

(dollars in thousands)

(unaudited)

(1) Ongoing Net Income Reconciliation	Thirteen weeks Ended February 26, 2006	Thirteen weeks Ended February 27, 2005	Fifty-two weeks Ended February 26, 2006	Fifty-two weeks Ended February 27, 2005
Net income	$3,030	$12,416	$66,377	$28,812

Adjustments, net of tax:
Restructuring charges	196	—	797	—
Secondary common stock offering	201	2,667	201	2,667
Non-accountable charges paid to ConAgra relating to the acquisition	—	—	—	3,392
Debt redemption charges	—	1,582	—	1,582
Income deposit securities expenses	—	72	—	3,707
Apollo management fee	—	—	—	452
Inventory fair market value adjustment	—	—	—	10,464

Sub-total Adjustments, net of tax	397	4,321	998	22,264

Ongoing income from continuing operations	$3,427	$16,737	$67,375	$51,076

Reported EPS:
Basic	0.06	0.25	1.31	0.60
Diluted	0.06	0.24	1.27	0.58

Ongoing Earnings Per Share
Ongoing Basic	0.07	0.33	1.33	1.06
Ongoing Diluted	0.07	0.32	1.29	1.03

Weighted Average Shares Outstanding
Basic	50,629,432	50,389,350	50,494,690	48,041,306
Diluted	52,332,327	52,081,256	52,252,512	49,734,144

Marginal tax rate	39.1%	39.7%	39.1%	39.7%

The following tables reconcile the difference between working capital, as determined under GAAP, trade working capital, and average trade working capital.

UAP Holding Corp.

(dollars in thousands)

(unaudited)

(2) Working Capital Reconciliation to Trade Working Capital	February 26, 2006	February 27, 2005
Working capital	$311,484	$256,742

Adjustments:
Subtract cash and cash equivalents and marketable securities	79,168	48,204
Add back short-term debt	—	55

Trade working capital	$232,316	$208,593

Trade working capital detail:
Receivables, less allowance for doubtful accounts	$288,879	$234,824
Inventories	730,771	697,134
Deferred income taxes	21,168	17,263
Vendor prepay	69,841	149,010
Other current assets	16,123	8,753

Subtotal	1,126,782	1,106,984

Accounts payable	819,071	822,867
Other accrued liabilities	73,962	72,164
Income taxes payable	—	3,252
Deferred income taxes	1,433	108

Subtotal	894,466	898,391

Trade working capital	$232,316	$208,593

(2) Average Trade Working Capital (a)	Fifty-two weeks ended February 26, 2006	Fifty-three weeks ended February 27, 2005
Accounts receivable, net	$643,088	$547,623
Inventories	615,050	556,318
Prepaid expense (b)	87,642	76,653

Sub-total	1,345,780	1,180,594

Advances on sales	112,379	106,940
Trade payables	757,810	578,265

Sub-total accounts payable	870,189	685,205
Accrued expenses (c)	151,473	139,645

Sub-total	1,021,662	824,850

Average trade working capital	$324,118	$355,744

Change in twelve month average trade working capital	$(31,626)

(a)	Trailing 12 month average for each period.
(b)	Includes deferred income taxes and other current assets
(c)	Includes other accrued liabilities, income taxes payable and deferred income taxes

The press release furnished herewith uses the non-GAAP financial measures of ongoing income, ongoing earnings per share, trade working capital, and average trade working capital. These financial measures exclude the impact of gains on certain asset sales and expenses related to the company’s proposed offering of income deposit securities, the write-up of inventory to fair market value, the non-accountable charges paid to ConAgra relating to the acquisition, expenses for the two secondary public stock offerings in fiscal 2005 and 2006, debt redemption charges, restructuring charges related to the reorganization announced in September 2005, and the management fees paid to Apollo. We believe that ongoing income, ongoing earnings per share, trade working capital, and average trade working capital best reflect our ongoing performance and business operations during the periods presented and are more useful to investors for comparative purposes. In addition, management uses these financial measures in internal reporting, in its budgeting and long-range planning processes and in determining performance-based compensation.

The presentation of ongoing net income, ongoing earnings per share, trade working capital, and average trade working capital is intended to supplement investors’ understanding of our operating performance. These non-GAAP financial measures may not be comparable to similar measures used by other companies. Furthermore, these non-GAAP financial measures are not intended to replace net income (loss), cash flows, financial position, or comprehensive income (loss), as determined in accordance with accounting principles generally accepted in the United States.

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CONTACT

UAP Holding Corp.

Karla J. Kimrey, Vice President, Investor Relations of UAP Holding Corp.

+1-970-356-4400